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FOR IMMEDIATE RELEASE

                  Oragenics Breaks Ground for New Headquarters

ALACHUA, FL Feb. 18, 2004 - Oragenics, Inc. (OTC: OGEN; TSX-V:ORA.U), a publicly held biotechnology development company, will break ground today at 11:00 a.m. for a new headquarters building in Progress Corporate Park in Alachua. Oragenics, currently housed in the University's Sid Martin Biotechnology Incubator, will be the first graduate of the Incubator to build in the park.

Oragenics has worked with architect Paul Stresing and developer Hawley-Wiggins to design a 5300 sq. ft. facility with corporate offices and R&D laboratories, which it will lease for five years.

Oragenics is an emerging biotechnology company focused on the development of innovative products and technologies for improving human health. The company's lead product is a novel oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in 2004. The company is also developing a novel antibiotic with broad-spectrum activity against gram positive bacteria and a probiotic product aimed at maintaining oral health. For more information about Oragenics, please consult the company's website at www.oragenics.com.

Chuck Soponis, President of Oragenics, said, "The move into a new home of our own is another major step in the development and growth of Oragenics. We will leave the Sid Martin BDI with a great deal of gratitude towards the University and the BDI management for nurturing our company through its early growth stages."

Located in Alachua, the 35,000 sq. ft. Sid Martin Biotechnology Incubator provides start-up biotech companies with support essential for accelerating their launch into the marketplace. Business development support services and assistance with access to seed stage venture capital are combined with state-of-the-art laboratories, wet labs, greenhouse and animal facilities, and common use equipment to support the development of young biotech companies emerging from the fruits of University of Florida research.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics' Replacement Therapy for prevention of tooth decay, novel antibiotic, and probiotic product for oral health; (2) the ability to obtain substantial additional funding; (3) the ability to develop and commercialize products before competitors; and (4) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

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Contact:
Chuck Soponis
Oragenics, Inc.
386-418-4018